Exhibit 23.6

CONSENT OF APSIS CONSULTORIA EMPRESARIAL LTDA.

We hereby consent to the inclusion of (1) our Valuation Reports of Market Value of Shareholders’ Equity of Coari Participações S.A. (“Coari”) and Brasil Telecom S.A. (“Brasil Telecom”) (RJ-0278/09-02), dated September 25, 2009, and delivered to Coari and Brasil Telecom for the specific purposes of Article 264 of Brazilian Corporation Law (the “Market Valuation Report”), and (2) our Valuation Report of Book Value of Shareholders’ Equity of Brasil Telecom (RJ-0278/09-01), dated September 25, 2009, and delivered to Coari and Brasil Telecom for the specific purposes of Articles 8 and 252 of the Brazilian Corporation Law, and any amendments thereto (the “Book Valuation Report,” and together with the Market Valuation Report, the “Valuation Reports”), as exhibits to Coari’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on December 7, 2009 relating to the proposed share exchange between of Coari and Brasil Telecom and any amendment thereto (the “Registration Statement”), and to the references to our firm and the Valuation Reports in the Registration Statement and the prospectus contained therein.

APSIS CONSULTORIA EMPRESARIAL LTDA.

By:	/S/ LUIZ PAULO CESAR SILVEIRA
Name:	Luiz Paulo Cesar Silveira
Title:	Director
December 7, 2009